Exhibit 99.1
Agilysys Reports Unaudited Fiscal 2008 Fourth-Quarter and Full-Year Results
•	Fourth-Quarter Revenue Increases 75% to $206.4 Million

•	Company Begins Reporting Segment Results

•	Announces Plan to Eliminate Approximately $14 Million in Net Expenses
BOCA RATON, Fla. — June 2, 2008 — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, today announced fiscal 2008 unaudited fourth-quarter and full-year results for the period ended March 31, 2008.
Fourth-Quarter Results of Operations
Revenue for the fourth quarter increased 74.8% to $206.4 million, compared with $118.1 million in the fourth quarter of fiscal 2007. Organic revenue was $114.9 million, or 56.0% of total revenue, and declined 2.8%, compared with the fourth quarter of fiscal 2007. Revenue from the company’s acquisitions of Visual One, Stack, InfoGenesis, Innovativ and Eatec (the “Acquisitions”) contributed $91.5 million, or 44.0% of revenue in the quarter.
Fiscal 2008 fourth-quarter revenue from hardware products was $153.8 million, up 75.4%, compared with $87.7 million for last year’s fourth quarter. Software revenue was $20.4 million, up 161.5% from $7.8 million a year ago. Services revenue was $32.2 million, up 42.5% from $22.6 million a year ago.
Gross profit for the fourth quarter was $50.0 million, or 24.2% of revenue, compared with $31.9 million, or 27.0% of revenue, for the fourth quarter of fiscal 2007. As expected, the gross margin was impacted by changes in product mix, pricing under our procurement agreement with Arrow and by the acquisitions of Innovativ and Stack, which generate lower margins than the company has reported historically. In addition, weaker selling margins experienced in the quarter, and lower rebates in our Technology Solutions Group, which are primarily volume-driven, also contributed to the decline.
Selling, general and administrative (SG&A) expenses for the fourth quarter were $60.1 million, or 29.2% of revenue, compared with $37.4 million, or 31.7% of revenue in the same quarter a year ago. Acquisitions accounted for $21.5 million of the $22.7 million increase in SG&A expense. Depreciation and amortization for the quarter was $10.4 million compared with $2.1 million last year.
Other income for the quarter includes $11.5 million of income recognized from the company’s investment in Magirus AG, a privately held enterprise computer systems distributor headquartered in Germany. This income is largely due to the gain on sale of a portion of its business to Avnet in late 2007. Results for Magirus remain unconfirmed and unaudited and are likely to change pending the completion of Magirus’ financial statement audit.
Net interest income for the fourth quarter was $0.6 million, compared with $0.7 million a year ago.
Loss from continuing operations for the fourth quarter was $1.0 million, or $0.04 per share, compared with a loss of $6.6 million, or a loss of $0.21 per share, for the fourth quarter last year.
Adjusted EBITDA (operating income plus depreciation and amortization) was $0.3 million, excluding restructuring credits, for the quarter, compared with a loss of $3.4 million, excluding restructuring credits, a year ago. The fourth quarter of fiscal 2007 results contained a number of large one-time credits, not repeated during the fourth quarter of fiscal 2008. These credits are further described in the Corporate segment of this release. As a result of the March 2007 divestiture of the company’s KeyLink Systems Distribution Business and acquisitions, the company believes that adjusted EBITDA most accurately reflects the company’s performance and provides more meaningful year-over-year comparisons. (NOTE: A reconciliation of adjusted EBITDA to net income is provided in the financial tables included in this release. This financial measure of profitability is included to supplement the unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”) in this press release. See the “Use of Non-GAAP Financial Information” section in this release for further information.)

“While fiscal 2008 was an exceptional year strategically as we acquired four companies and materially repositioned Agilysys well ahead of schedule as a diversified large solution provider, tactically we did not meet our earnings objective,” said Arthur Rhein, chairman, president and chief executive officer of Agilysys. “We saw an unusual slowdown during the last two weeks of March as a number of major customers delayed purchasing decisions.”
Fiscal 2008 Results of Operations
Revenue for fiscal 2008 increased 64.6% to $781.0 million, compared with $474.6 million in fiscal 2007. Organic revenue increased 9.0% to $516.9 million, and represented 66.2% of revenue. The Acquisitions contributed $264.1 million, or 33.8% of revenue.
Fiscal 2008 revenue from hardware products was $581.0 million, up 64.8%, compared with $352.6 million in fiscal 2007. Software revenue was $72.9 million, up 118.9% from $33.3 million a year ago. Services revenue was $127.1 million, up 43.3% from $88.7 million in fiscal 2007.
Gross profit for fiscal 2008 was $182.8 million, or 23.4% of revenue, compared with $120.7 million, or 25.4% of revenue, in fiscal 2007. Gross profit from the Acquisitions was $63.6 million, or 24.1% of revenue. Organic gross profit was $119.2 million, or 23.1% of organic revenue. Changes in product mix, pricing under our procurement agreement with Arrow and margins of our acquisitions all contributed to lower gross margins.
SG&A expenses for fiscal 2008 were $199.3 million, or 25.5% of revenue, compared with $133.2 million, or 28.1% of revenue, in fiscal 2007. In fiscal 2008, SG&A from the Acquisitions was $58.8 million, or 22.3% of revenue. Organic SG&A was $140.5 million, or 27.1% of organic revenue. Depreciation and amortization for the year was $23.7 million compared with $8.7 million a year ago.
For fiscal 2008, the company recorded other income of $11.5 million recognized from the company’s investment in Magirus AG, which was partially offset by operating losses of $2.6 million from Magirus, and a gain on sale of $1.3 million on an investment in an affiliated company.
Net interest income for fiscal 2008 was $12.2 million, compared with $2.4 million in 2007.
Income from continuing operations for fiscal 2008 was $4.2 million, or $0.15 per share, compared with a loss of $11.6 million, or a loss of $0.38 per share, for fiscal 2007.
Adjusted EBITDA was $7.2 million, excluding restructuring credits, for fiscal 2008 compared with a loss of $3.8 million, excluding restructuring credits, in fiscal 2007.
The effective income tax rate for continuing operations for the 12 months ended March 31, 2008 was 42.5%.
Investments and One-Time Expenses
The full-year fiscal 2008 results included longer-term investments and unanticipated one-time costs associated with acquisitions. These include the following:
—	Loss of $3.9 million in the professional services operation of the Technology Solutions Group

—	Loss of $3.3 million as a result of investments in the Technology Solutions Group to expand market coverage

—	Loss of $1.2 million in the China operations of the Technology Solutions Group

—	Investment of $2.3 million in the Hospitality Solutions Group to develop a new property management application, Guest360™

—	Acquisition-related expenses of $2.5 million
“We had expected to see more positive results from our Technology Solutions Group investments as we completed fiscal 2008,” said Rhein. “These investments along with the unexpectedly soft IT spending environment in our fiscal fourth quarter, contributed to disappointing EBITDA results for the year.”
Segment Reporting
Immediately following the divestiture of the company’s KeyLink Systems Distribution Business in March 2007, the continuing operations of the company represented one business segment that provided IT solutions to corporate and public-sector customers. In fiscal 2008, Agilysys developed a structure to support the company’s strategic direction.

As a result, the company has been organized into four business segments: Hospitality Solutions Group, Retail Solutions Group, Technology Solutions Group and Corporate. Fiscal 2007 has been recast to include financial results of these segments.
“We are pleased to share additional financial information on our business segments,” Rhein said. “This provides our shareholders, analysts and others clearer and more complete information regarding our operations.”
Hospitality Solutions Group
The Hospitality Solutions Group (HSG) is a leading technology provider to the hospitality industry, offering application software and services that streamline management of operations, property and inventory for customers in the gaming, hotel and resort, cruise lines, food management services, and sports and entertainment markets.
In fiscal 2008, HSG recorded annual revenue of $85.5 million compared with $37.9 million in fiscal 2007. Of the approximately $47.6 million increase in revenue, approximately $41.1 million came from the acquisitions of Visual One, InfoGenesis and Eatec. Organic growth was 17.9%. Pro forma for the timing of these acquisitions, HSG has revenue of approximately $100 million.
Depreciation and amortization was $4.9 million in fiscal 2008, compared with $1.2 million in fiscal 2007. In fiscal 2008, $4.1 million of the total depreciation and amortization figure came from acquisitions.
Adjusted EBITDA was $9.5 million in fiscal 2008, compared with $6.7 million in fiscal 2007. Adjusted EBITDA margin was 11.1%, compared with 17.7% in fiscal 2007. The deterioration in adjusted EBITDA margin was largely attributable to the InfoGenesis acquisition, which did not meet the company’s expectations for the year, and was less profitable than the existing HSG business last year. The decrease in margin was also the result of one-time costs related to the integration of InfoGenesis and making InfoGenesis software payment card industry (“PCI”) compliant.
HSG expensed $2.3 million of development costs for a new property management application, Guest360TM.
Retail Solutions Group
The Retail Solutions Group (RSG) is a leader in designing solutions that help make retailers more productive and provide their customers with an enhanced shopping experience. RSG solutions help improve operational efficiency, technology utilization, customer satisfaction and in-store profitability, including customized pricing, inventory and customer relationship management systems. The group also provides implementation plans and supplies the complete package of hardware needed to operate the systems, including servers, receipt printers, point-of-sale terminals and wireless devices for in-store use by the retailer’s store associates.
In fiscal 2008, RSG recorded annual revenue of $138.1 million, representing an increase of 48.8% compared with $92.8 million in fiscal 2007. Growth was primarily driven by retailers upgrading and enhancing their technology to improve the shopping experience for their customers. All revenue growth for RSG was organic during fiscal 2008.
Depreciation and amortization was $0.4 million in fiscal 2008, compared with $0.5 million in fiscal 2007.
Adjusted EBITDA was $8.0 million in fiscal 2008, compared with $3.1 million a year ago. Adjusted EBITDA margin was 5.8%, compared with 3.3% in fiscal 2007. The increase in margin was largely attributable to demand for proprietary services and software, as well as resold hardware.

Technology Solutions Group
The Technology Solutions Group (TSG) is a leading provider of HP, Sun, IBM and EMC enterprise IT solutions for the complex needs of customers in a variety of industries — including education, finance, government, healthcare and telecommunications, among others. The solutions offered include enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity.
In fiscal 2008, TSG recorded annual revenue of $557.4 million, an increase of $213.9 million, or 62.3%, compared with $343.5 million in fiscal 2007. A total of $221.5 million, or 39.7% of revenue, resulted from the company’s acquisitions of Innovativ and Stack. North American organic revenue grew more than 10% through the first nine months of fiscal 2008, but a significant decline in revenue of 17% in the fourth quarter resulted in an annual growth rate of 1.4%. China revenue decreased 50%, compared with last year. Pro forma for the timing of the acquisitions, TSG has revenue of approximately $620 million.
Depreciation and amortization was $14.6 million in fiscal 2008, compared with $2.1 million in fiscal 2007. The increase in depreciation and amortization relates to the amortization of acquisition-related intangibles.
Adjusted EBITDA was $27.8 million in fiscal 2008, compared with $17.7 million in fiscal 2007. Adjusted EBITDA margin was 5.0%, compared with 5.2% in fiscal 2007. While EBITDA margin for TSG was relatively flat compared with last year, it was negatively impacted by pricing pressure, particularly with the EMC product line and substantial longer term investments that did not deliver as anticipated. Those longer-term investments included $3.3 million to build-out storage, networking and server solutions capacity and capabilities; losses of $1.1 million in its China operations; and losses of $3.9 million in its professional services operation.
Corporate
The company’s Corporate segment consists of executive management, the board of directors and shared services of finance, IT, human resources and legal.
Depreciation and amortization was $3.9 million in fiscal 2008, down from $4.9 million in fiscal 2007. The decrease in depreciation and amortization related to the divestiture of KeyLink.
Adjusted EBITDA was a loss of $38.1 million in fiscal 2008, compared with a loss of $28.7 million in fiscal 2007. Fiscal 2007 included large credits totaling $6.5 million primarily related to reversing a prior restructuring charge, true-ups of bad debt expense, and reversal of previously accrued open price receivers. Corporate cost reductions of $6.1 million subsequent to the divestiture of KeyLink were more than offset by higher costs, including: $2.7 million in facilities expense, $4.2 million in stock and benefits compensation, and $1.8 million in acquisition-related expenses.
Business Outlook
“As a result of the uncertain economic environment and correlated deferral of IT expenditures, we have conducted a detailed review of our businesses to identify operating efficiencies and reduce costs,” said Rhein. “We have begun to take action and expect to have essentially all of the expenses identified and eliminated by June 30, 2008.”
As part of the company’s cost-reduction effort, it expects to eliminate approximately $17 million in SG&A expenses resulting in a pro forma, full-year increase in adjusted EBITDA of approximately $14 million, or realized improvement in adjusted EBITDA of $10.5 million in fiscal 2009 based on the timing of executing planned cost savings.
The company is anticipating fiscal 2009 annual revenue of $860 million to $900 million Full-year gross margin is expected to be approximately 24.5% to 25.0% for the year.
The company expects SG&A expenses to be approximately $210 million to $213 million in fiscal 2009, excluding restructuring charges. Agilysys expects stock compensation expense of $5.4 million and depreciation and amortization of $27.0 million. Continued investments in the Hospitality Solutions Group’s launch of a new property management application, Guest360TM, will cost approximately $4.1 million, of which $3.1 million is forecast to be expensed.
Adjusted EBITDA is expected to be between $27 million to $40 million.

Given the significant intangible amortization associated with recent acquisitions and based on an estimated 23.5 million weighted average diluted shares outstanding, earnings per share from continuing operations is expected to be in the range of $0.05 to $0.35 per share.
Capital expenditures are estimated at $8 to $10 million for the year.
Conference Call Information
A conference call to discuss fiscal fourth-quarter and full-year 2008 results, discuss expense reduction actions and provide fiscal 2009 guidance is scheduled for 11 a.m. ET on Monday, June 2, 2008. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the company’s Web site: www.agilysys.com.
Those interested in listening to the call over the telephone should dial 412-858-4600 or 800-860-2442 and ask for Agilysys. A replay of the call will be available beginning at 1 p.m. ET on June 2 until 9 a.m. ET on June 12, 2008. The replay can be accessed by dialing either 412-317-0088 or 877-344-7529 and entering passcode 419288.
Use of Non-GAAP Financial Information
To supplement the unaudited condensed consolidated financial statements presented in accordance with GAAP in this press release, the company uses the non-GAAP financial measure of adjusted EBITDA, defined as operating income plus depreciation, amortization and restructuring costs.
Management reviews non-GAAP financial measures internally to evaluate the company’s performance. Additionally, management believes that such information can enhance investors’ understanding of the company’s ongoing operations. The non-GAAP measures included in this press release have been reconciled to the comparable GAAP measures within the accompanying table, as required under Securities and Exchange Commission (SEC) rules regarding the use of non-GAAP financial measures. They should not be considered in isolation or as a substitute for analysis of the company’s results as reported under GAAP.
Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Security Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.
Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys long-term financial goals, anticipated revenue gains, revenue volume, margin improvements, cost savings, capital expenditures, depreciation and amortization, new product introductions and economic conditions.
In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the SEC, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2007. Interested persons can obtain it free at the SEC’s Web site, www.sec.gov.
About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Boca Raton, Fla., Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China. For more information, visit www.agilysys.com.

# # #
Contact:
Martin Ellis
Executive Vice President, Treasurer, and Chief Financial Officer
Agilysys, Inc.
561-999-8780
martin.ellis@agilysys.com

AGILYSYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
	March 31		March 31
(In thousands, except share and per share data)	2008	2007	2008	2007
Net sales
Products	$174,197	$95,505	$653,876	$381,723
Services	32,156	22,588	127,121	92,847

Total net sales	206,353	118,093	780,997	474,570
Cost of goods sold
Products	146,154	79,210	556,110	328,831
Services	10,214	6,952	42,118	25,032

Total cost of goods sold	156,368	86,162	598,228	353,863

Gross margin	49,985	31,931	182,769	120,707
Selling, general and administrative expenses	60,111	37,431	199,258	133,185
Restructuring credits	(103)	(2,576)	(75)	(2,531)

Operating loss	(10,023)	(2,924)	(16,414)	(9,947)
Other (income) expenses
Other (income) expense, net	(11,631)	4,803	(11,553)	6,025
Interest income	(830)	(1,245)	(13,101)	(5,133)
Interest expense	256	587	945	2,731

Income (loss) before income taxes	2,182	(7,069)	7,295	(13,570)
Income tax expense (benefit)	3,140	(488)	3,098	(1,935)

Income (loss) from continuing operations	(958)	(6,581)	4,197	(11,635)
Discontinued operations
Income from discontinued operations, net of taxes	151	11,501	2,983	48,761
Gain on disposal of discontinued component, net of taxes	—	195,729	—	195,729

Income from discontinued operations	151	207,230	2,983	244,490

Net income	$(807)	$200,649	$7,180	$232,855

Earnings per share — basic and diluted
Income (loss) from continuing operations	$(0.04)	$(0.21)	$0.15	$(0.38)
Income from discontinued operations	0.01	6.67	0.10	7.97

Net income	$(0.03)	$6.46	$0.25	$7.59

Weighted average shares outstanding
Basic	24,550,752	31,052,584	28,252,137	30,683,766
Diluted	24,550,752	31,052,584	28,766,112	30,683,766

Cash dividends per share	$0.03	$0.03	$0.12	$0.12

AGILYSYS, INC.
BUSINESS SEGMENT INFORMATION
(Unaudited)

(In thousands)	2008	2007	2006
Hospitality
Total revenue	$85,758	$37,875	$42,787
Elimination of intersegment revenue	(280)	—	—

Revenue from external customers	85,478	37,875	42,787
Depreciation and Amortizations	4,865	1,160	1,714
Operating income	4,667	5,535	6,546
Adjusted EBITDA	9,532	6,695	8,260

Retail
Total revenue	$138,589	$93,064	$104,067
Elimination of intersegment revenue	(493)	(288)	(255)

Revenue from external customers	138,096	92,776	103,812
Depreciation and Amortizations	376	503	1,039
Operating income	7,647	2,559	5,641
Adjusted EBITDA	8,023	3,062	6,680

Technology
Total revenue	$566,463	$351,440	$326,996
Elimination of intersegment revenue	(9,040)	(7,934)	(6,110)

Revenue from external customers	557,423	343,506	320,886
Depreciation and Amortizations	14,599	2,134	1,840
Operating income	13,241	15,533	15,552
Adjusted EBITDA	27,840	17,667	17,392

Corporate / Other
Revenue from external customers	$—	$413	$1,499
Depreciation and Amortizations	3,855	4,880	4,830
Operating income	(41,969)	(33,574)	(49,165)
Adjusted EBITDA	(38,114)	(28,694)	(44,335)

Consolidated:
Total revenue	$790,810	$482,792	$475,349
Elimination of intersegment revenue	(9,813)	(8,222)	(6,365)

Revenue from external customers	780,997	474,570	468,984
Depreciation and Amortizations	23,695	8,677	9,423
Operating income	(16,414)	(9,947)	(21,426)
Adjusted EBITDA	7,281	(1,270)	(12,003)

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts at March 31, 2008 are unaudited)

	March 31	March 31
(In thousands)	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$70,596	$604,667
Accounts receivable, net	179,164	111,211
Inventories, net	19,270	9,922
Deferred income taxes	646	3,092
Prepaid expenses and other current assets	3,056	3,494
Income taxes receivable	4,000	—
Assets of discontinued operations — current	369	206

Total current assets	277,101	732,592
Goodwill	286,751	93,197
Intangible assets, net	55,625	8,716
Investments in affiliated companies	17,492	11,231
Other non-current assets	38,170	30,701
Property and equipment, net	27,726	17,279

Total assets	$702,865	$893,716

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$98,641	$84,286
Floor plan financing	14,552	—
Income taxes payable	—	134,607
Accrued liabilities	74,514	26,665
Current portion of long term debt	308	116
Liabilities of discontinued operations — current	607	162

Total current liabilities	188,622	245,836
Other non-current liabilities	28,001	20,813
Liabilities of discontinued operations — noncurrent	234	223
Shareholders’ equity
Common shares	9,366	9,333
Treasury shares	(2,694)	(10)
Capital in excess of stated value	(11,469)	129,750
Retained earnings	490,320	489,435
Accumulated other comprehensive loss	485	(1,664)

Total shareholders’ equity	486,008	626,844

Total liabilities and shareholders’ equity	$702,865	$893,716

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended
	March 31
(In thousands)	2008	2007
Operating activities:
Net income	$7,180	$232,855
Less: Income from discontinued operations	(2,983)	(244,490)

Income (loss) from continuing operations	4,197	(11,635)
Adjustments to reconcile income (loss) from continuing operations to net cash used for operating activities (net of effects from business acquisitions):
Investment impairment	—	5,892
(Gain) loss on equity investment	(8,780)	—
Gain on redemption of cost investment	(1,330)	967
Gain on sale of property and equipment	12	1,501
Depreciation	3,369	1,565
Amortization	20,552	6,315
Deferred income taxes	63	1,478
Stock based compensation	6,039	4,232
Excess tax benefit from exercise of stock options	(97)	(1,854)
Changes in working capital:
Accounts receivable	15,987	1,585
Inventories	663	122
Accounts payable	(53,431)	30,136
Accrued liabilities	(11,674)	(13,859)
Income taxes payable	(137,567)	132,771
Other changes, net	2,013	(1,316)
Other non-cash adjustments	(938)	(5,521)

Total adjustments	(165,119)	164,014

Net cash (used for) provided by operating activities	(160,922)	152,379

Investing activities:
Proceeds from sale of Keylink	—	485,000
Proceeds from sale of investment in affiliated company	4,770	—
Acquisition of businesses, net of cash acquired	(236,210)	(10,613)
Proceeds from escrow settlement	—	423
Purchase of property and equipment	(8,775)	(6,250)
Change in cash surrender value of company owned life insurance policies	(439)	269
Proceeds from sale of marketable securities	—	1,147

Net cash (used for) provided by investing activities	(240,654)	469,976

Financing activities:
Purchase of treasury shares	(149,999)	—
Dividends paid	(3,407)	(3,675)
Issuance of common shares	1,447	10,107
Floor plan financing agreement	14,552	—
Principal payment under long term obligations	109	(59,567)
Excess tax benefit from exercise of stock options	213	1,854

Net cash used for financing activities	(137,085)	(51,281)

Effect of exchange rate changes on cash	1,314	(97)

Cash flows used for continuing operations	(537,347)	570,977
Cash flows of discontinued operations
Operating cash flows	3,276	(114,087)
Investing cash flows	—	(73)

Net decrease in cash	(534,071)	456,817
Cash at beginning of period	604,667	147,850

Cash at end of period	$70,596	$604,667

AGILYSYS, INC.
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(Unaudited)

	Three Months Ended		Year Ended
	March 31		March 31
(In thousands)	2008	2007	2008	2007

Net income	$(807)	$200,649	$7,180	$232,855
Plus:
Interest income, net	(574)	(658)	(12,156)	(2,402)
Income tax expense (benefit)	3,140	(488)	3,098	(1,935)
Depreciation and amortization expense (a)	10,413	2,064	23,694	8,677
Other expenses, net	(11,631)	4,803	(11,553)	6,025
Income from discontinued operations	(151)	(207,230)	(2,983)	(244,490)

Adjusted EBITDA from continuing operations	$390	$(860)	$7,280	$(1,270)

(a)	Depreciation and amortization expense excludes amortization of deferred finance costs, as such costs are already included in interest income, net.